Exhibit 10.35

Amended and Restated Collateral Administration Agreement

This Amended and Restated Collateral Administration Agreement (this “Agreement”), dated as of March _29, 2023, is entered into among Hazel Partners Holdings LLC a Delaware limited liability company (“Hazel”), Subrogation Holdings, LLC, a Delaware limited liability company (the “Company”), and MSP Recovery LLC, a Florida limited liability company (“MSP”, and together with the Company and Hazel, the “Parties”, and each, a “Party”). The Parties acknowledge and agree that Article 1 and Article 2 of this Agreement shall be operative and in full force and effect as of the Effective Date (defined below).

Recitals

WHEREAS, the Parties agree that the following collateral administration structure for the Company, and any decisions with respect to the claims owned or controlled by the Company or its Subsidiaries following the reorganization of the Claims Vehicle as the sole Subsidiary of the Company (“Claims”) shall be governed in a manner consistent with this Agreement and in furtherance of certain transactions contemplated by MSP, the Company and Hazel pursuant to the terms of that certain term sheet among Affiliates of the foregoing, dated February 7, 2023 (the “Term Sheet”);

WHEREAS, contemporaneously with the execution of this Agreement, MSP, on behalf of itself and its Affiliates, and the Company, have entered into the Credit Agreement, dated March 6, 2023 between Hazel and the Company (as amended and restated by that certain Credit Agreement, dated as of the date hereof, by and among the parties thereto, and as amended, modified, supplemented or substituted from time to time, the “New Money Loan Agreement”, and the loan contemplated thereby, the “New Money Loan”) and the Credit Agreement between Hazel Holdings 1 LLC and the Company, dated as of the date hereof (as amended, modified, supplemented or substituted from time to time, the “HHI Loan Agreement” and together with the New Money Loan Agreement, the “Credit Facilities”);

WHEREAS, the Parties entered into a Collateral Administration Agreement on March 6, 2023 (the “Original Agreement”) providing for certain governance and administration matters in respect of the Company;

WHEREAS, the Parties hereby amend and restate the Original Agreement in its entirety by this Agreement, immediately effective as of the date hereof; and

WHEREAS, the rights being provided Hazel hereunder are solely for the benefit of Hazel and its Affiliates in their capacity as lenders under the Credit Facilities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

The following terms have the meanings specified or referred to in this Agreement:

“2022 Credit Agreement” means such term as defined in the New Money Loan Agreement.

“2022 Lender” means the lender under the 2022 Credit Agreement in respect of the Existing Legal Services Agreement (as such term is defined in the New Money Loan Agreement).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with,

such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Assignor” means such term as defined in the New Money Loan Agreement.

“Claims Vehicle” means Series 15-09-321, a registered series of MSP Recovery Claims, Series, LLC, a Delaware limited liability company, and a Subsidiary of the Company.

“Closing” means such term as defined in the New Money Loan Agreement.

“Collections” means such term as defined in the New Money Loan Agreement.

“Effective Date” means March 6, 2023.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“HC” means Assignor (as such term is defined in the new Money Loan Agreement).

“HC Agreements” means the HC CAA, the HC CRSA and the HC Side Agreement.

“HC CAA” means that certain Claims Assignment Agreement, dated December 23, 2021, pursuant to which Assignor assigned the Claims to the Claims Vehicle, as amended, modified, supplemented or substituted from time to time.

“HC CRSA” means that certain Claims Recovery Services Agreement, dated December 23, 2021, between Assignor and MSP, as amended, modified, supplemented or substituted from time to time.

“HC Side Agreement” means that certain Side Agreement, dated December 23, 2021, between Assignor and the Claims Vehicle, as amended, modified, supplemented or substituted from time to time.

“HHI Loan” means the loan contemplated by the HHI Loan Agreement.

“Independent Representative” means any individual and any successor representative thereof who (i) is independent under NASDAQ listing rules, including Nasdaq Stock Market Rule 5605(a)(2), or the requirements of any other established stock exchange on which the securities of the Company’s ultimate parent are traded, as such rules or requirements may be amended from time to time and (ii) without limiting (i), (A) is not a MSP or Hazel Representative, (B) is not a current or former (x) member of the board of or management of MSP, Hazel, or either of its Affiliates (y) officer or employee of any of MSP, Hazel or either its Affiliates and (C) does not have and has not had any other substantial relationship with any of MSP, Hazel or either its Affiliates (other than the Company following the Closing).

“Law” means any (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any

Governmental Authority; and (d) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Legal Services Agreement” means the Legal Services Agreement dated as of March 6, 2023 among MSP, the Company and certain third parties which shall perform legal services for the Company with respect to Claims, as amended, modified, supplemented or substituted from time to time.

“Membership Interest” means the membership interest, units or other ownership interest (economic or voting) in the Company and any capital stock or equity securities of the Company into which such Membership Interest may hereafter be converted, changed, reclassified or exchanged.

“Milberg” means Milberg Coleman Bryson Phillips Grossman, LLC.

“MSP Recovery Law Firm” means either or both of (i) La Ley con John H. Ruiz, d/b/a MSP Recovery Law Firm, a Florida corporation or (ii) MSP Law Firm, a Florida PLLC.

“Operating Agreement” means a written agreement by the member of Company, pertaining to the affairs of the limited liability company and the conduct of its business, as amended, modified, supplemented or substituted from time to time. The term includes any provision in the certificate of formation of the Company pertaining to the affairs of the Company and the conduct of its business.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Specified Governance” has the meaning set forth on Schedule A.

“Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

“Transaction Documents” means the "Credit Documents" as defined in the New Money Loan Agreement and the HHI Loan Agreement, respectively.

“Transfer” means (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer, whether directly or indirectly, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer or any agreement or commitment to do any of the foregoing.

Article 1

Collateral Management

1)
The Company shall be operated with the sole aim of maximizing the expected proceeds of the Claims, after taking into account costs (including a reasonable expected return on such costs given recovery risks) and achieving the majority of recoveries within three (3) years of the date hereof or as otherwise extended, and, except as otherwise agreed by the Operating Committee, shall ensure that the proceeds of the Credit Facilities are used for such purposes or otherwise in compliance with the terms of the New Money Loan Agreement and the HHI Loan Agreement.

2)
The following administration and management structure and rights in respect of the Company shall be effective for the period beginning on the date hereof until the date on which the "Obligations" (as defined in the New Money Loan Agreement and the HHI Loan Agreement, as applicable) under the Credit Facilities (other than un-asserted contingent obligations) are paid in full by MSP, the Company and/or their Affiliates under each of the New Money Loan Agreement and HHI Loan Agreement (such date being referred to as the “Credit Facilities Payoff”).

a)
The Company shall be governed by the manager pursuant to, and in accordance with, the terms of the Operating Agreement, which manager shall be directed by a three (3) person operating committee (the “Operating Committee”). Hazel shall have the right to appoint one (1) representative to the Operating Committee. MSP shall have the right to appoint one (1) representative to the Operating Committee. The third representative of the Operating Committee shall be an Independent Representative appointed jointly by Hazel and MSP. The parties have agreed that the initial Independent Representative shall be the candidate set out in Schedule C, subject to negotiation of economic terms with the Independent Representative that are acceptable to Hazel (it being understood and agreed that any such fees and expenses of the Independent Representative shall be for the account of Hazel). Solely upon the occurrence of an Event of Default as set forth in Sections 9.1(a), 9.1(b), 9.1(g), 9.1(h) and 9.1(l) of the New Money Loan Agreement or Sections 9.1(a), 9.1(b), 9.1(g), 9.1(h) and 9.1(l) of HHI Loan Agreement, the Company shall effect the Specified Governance.

b)
Each of MSP, Hazel and the Company shall cause each individual designated pursuant to Section 2(a) to be nominated to serve as a representative on the Operating Committee, and to take all other necessary actions to ensure that the composition of the Operating Committee is as set forth in Section 2(a).

c)
Notwithstanding the terms of any other limited liability company agreement or other similar governance agreement or instrument of any Subsidiary of the Company (if any) to the contrary, the Operating Committee shall also direct the management of Claims Vehicle and each other Subsidiary (if any) of the Company, either directly or indirectly. In the case of the Claims Vehicle, the Company shall be the manager of the Claims Vehicle, and the Operating Committee shall direct the management of the Claims Vehicle through its direction of the manager of the Company.

3)
All decisions of the Operating Committee shall require the vote or consent of a majority of the members of the Operating Committee, except for those matters set forth on Schedule A designated as requiring approval of the members of the Operating Committee appointed by each of MSP and Hazel pursuant to Section 2(a) above unless such matter results in a Credit Facility Payoff. Notwithstanding anything to the contrary contained in the Operating Agreement, subject to Section 2(a), for the period beginning on the date hereof until the Credit Facilities Payoff, the Operating Committee shall cause the Company to be operated in the ordinary course and in compliance with the obligations under the Credit Facilities.

4)
The Company shall, and shall cause each of its Subsidiaries to, take any and all actions reasonably necessary to ensure continued compliance by the Company and its Subsidiaries with the provisions of the Transaction Documents to which the Company is a party and this Agreement. The Company shall notify Hazel in writing promptly after becoming aware of any act or activity taken or proposed to be taken by the Company or any of its Subsidiaries which resulted or would result in non-compliance with any such Transaction Documents, including this Agreement.

5)
Until the Credit Facility Payoff, the Company shall at all times have at least one Independent Representative. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Representative shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on Company matters. No registration or removal of an Independent Representative, and no appointment of a successor Independent Representative, shall be effective until such successor shall have accepted his or her appointment as an Independent Representative by a written instrument. In the event of a vacancy in the position of Independent Representative, a successor Independent Representative shall be appointed as soon as practicable by the joint written agreement of the remaining members of the operating Committee. All right, power and authority of the Independent Representative shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. No Independent Representative shall at any time serve as trustee in bankruptcy for the Company or any Affiliate of the Company.

6)
Each representative on the Operating Committee elected, designated or appointed shall hold office until a successor is elected and qualified pursuant to this Agreement or until such representative’s earlier death, resignation, expulsion or removal. The Operating Committee shall establish such procedures necessary to replace any vacancies on the Operating Committee; provided that no such procedures alter the criteria for the Independent Representative.

7)
In furtherance and by way of limiting the rights of Hazel in Section 2 above, the Parties agree as follows in respect to certain engagements of law firm and recovery service providers for the Company and in respect of the Claims:

a)
As set out in the Legal Service Agreement, the Company has entered into arrangements by which Milberg (the “Lead Counsel”) and the MSP Law Firm (together, the “Legal Servicers”) shall provide legal services to the Company in respect of the Claims.

b)
The Operating Committee shall appoint a Legal Committee, comprised of one (1) representative appointed by Hazel, one (1) representative appointed by MSP and one (1) chairman appointed by a majority of the Operating Committee (the “Legal Committee”).

c)
In furtherance and not by way of limitation of the Legal Services Agreement, the Legal Servicers shall regularly consult with the Legal Committee on the litigation strategy and case progress , and the Legal Committee shall approve any material filings and other material decisions related to the legal strategy. The Operating Committee may delegate decision making on matters related to overall litigation strategy to the Legal Committee or Lead Counsel as agreed, and the Legal Committee or Lead Counsel shall give instructions with respect to the Company with respect to such delegated matters. The Operating Committee shall retain authority over all decision making related to settlement strategy or settlement discussions, and only the Operating Committee shall give instructions with respect to the Company unless otherwise delegated.

d)
The Operating Committee shall be able to replace or add other legal servicers, subject to the following limitations:

i)
MSP Law Firm can only be replaced with agreement of MSP;

ii)
Milberg can only be replaced with agreement of Hazel and the Parties shall work together in securing any consent of the 2022 Lender as necessary in respect thereof;

iii)
Any additional costs of Legal Servicers (other than contingency fees) under the Legal Services Agreement shall be funded by Hazel on a similar structure as provided under the New Money Loan, or from available funds thereof, as agreed by Hazel.

Article 2

Agreed Settlement Principles:

The Parties acknowledge and agree that the principles set forth on Schedule B are the Agreed Settlement Principles (the “Agreed Settlement Principles”) and Data Matching Milestones (the “Data Matching Milestones”) which shall be used and followed by the Parties and the Operating Committee in respect of the procedures and strategy for settlement and prosecution of the Claims.

Article 3

Miscellaneous

1)
Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

2)
Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

3)
Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

4)
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to Closing, Parties may incorporates the terms hereof in other Transaction Documents. No assignment shall relieve the assigning Party of any of its obligations hereunder.

5)
No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6)
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7)
Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

a)
All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

b)
EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

c)
Each Party hereby (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York and any state appellate court therefrom within the State of New York, for purposes of any actions, suits or proceedings arising out of or relating to this Agreement, (ii) agrees not to commence any proceeding except in such courts and (iii) irrevocably waives, to the fullest extent permitted by Law, any objection which such Party may now or hereafter have to the laying of the venue of any such court or that such proceeding has been brought in an inconvenient forum.

8)
Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with its specified terms or are otherwise breached by any of the Parties hereto. Accordingly, the Parties hereto acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party hereto seeking: (a) an injunction or injunctions to prevent breaches of this Agreement; (b) to enforce specifically the terms and provisions of this Agreement; and/or (c) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

9)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10)
No Partnership. It is not the intention of the parties to create a partnership, joint venture, association, or other unincorporated organization or arrangement treated as a partnership for any purpose, including for U.S. federal income tax purposes. Further, neither this Agreement nor any Transaction Document shall be construed (i) as creating such a relationship or (ii) to treat any party to be the partner of any other party for any purpose, including for U.S. federal income tax purposes.

11)
Confidentiality.

a)
Each Party acknowledges that, in connection with the transactions contemplated by the Transaction Documents and in connection with serving on the Operating Committee (if applicable), it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, the other Parties and their respective Affiliates that is not generally known to the public, including, but not limited to, this Agreement, the other Transaction Documents, and their respective terms and provisions, information concerning business plans, financial statements and similar information, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that each Party treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Party acknowledges that: (i) each other Party has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides such Party with a competitive advantage over others in the marketplace; and (iii) such Party would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Party is subject, no Party will, directly or indirectly, disclose or use, including, without limitation, use for personal, commercial or proprietary advantage or profit, any Confidential Information of which such Party is or becomes aware, provided, however, that any Party’s use of the Confidential Information to fulfil its obligations under this Agreement or any other Transaction Document shall not, in and of itself, be deemed a breach of this Section 11. Each Party in possession of Confidential Information must take reasonable steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, nothing in this Section 11 shall prevent any Party from using such Confidential Information to purchase Claims.

b)
Nothing contained in Section 11(a) will prevent any Party from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Party; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder or under any Transaction Document; (v) to a court or other adjudicatory forum by any Party; (vi) to any other Party; (vii) to such Party’s representatives who, in the reasonable judgment of such Party, need to know such Confidential (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential or otherwise be bound by confidentiality obligations with respect to such information); or (viii) to any assignee of Hazel, or prospective assignee of Hazel, with respect to its rights or obligations under any Credit Facility. To the extent that any Party desires to challenge compelled disclosure contemplated by clauses (i), (ii), or (iii), the Party compelled to make such disclosure shall (A) provide the other Parties with prompt notice of any such request or requirement, (B) reasonably cooperate in any efforts of the challenging Party (at such challenging Party’s sole expense) to seek an appropriate protective order or other remedy or otherwise challenge or narrow the scope of such request.

c)
The restrictions of Section 11 will not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Party in violation of this Agreement; (ii) is or has been independently developed or conceived by the receiving Party without use of Confidential Information; or (iii) becomes available to the receiving Party or any of its representatives on a non-confidential basis from a source other than the disclosing Party or any of its respective representatives, and such source, as far as the receiving Party is aware, has not provided such information in breach of any obligation of confidentiality.

d)
The obligations of each party under this Section 11 will survive for two (2) years following the termination or expiration of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date hereof by their respective officers thereunto duly authorized.

Hazel

Hazel Partners Holdings, LLC

By: ______________________________

Name: Christopher Guth

Its: Authorized Attorney

MSP

MSP Recovery LLC

By: ______________________________

Name: ______________________________

Its: ______________________________

Company Subrogation Holdings, LLC By: ______________________________ Name: ______________________________ Its: ______________________________

Schedule A

Reserved Matters in respect of the Company

The following matters shall require the affirmative vote of the members of the Operating Committee appointed by each of MSP and Hazel pursuant to Article 1, Section 2(a); provided that, with respect to Items (a), (k), (m) and (n), such matters shall require such affirmative vote from the Effective Date through the date of occurrence of any outstanding Event of Default set forth in Article 1, Section 2(a) giving rise to the Specified Governance:

a)
enter into any settlement or other compromise of the Claims and apply the Agreed Settlement Principles below; provided that i) MSP and Hazel agree to both support any Conforming Settlement as set out in Schedule B, and ii) Hazel further has a right, in its sole discretion, to a) approve, on behalf of the Operating Committee, any settlement or compromise of the Claims to the extent failure to agree to such settlement or compromise would be reasonably expected to impair or otherwise compromise the Credit Facility Payoff, or b) deny any settlement or compromise of the Claims to the extent such settlement or compromise would be reasonably expected to impair or otherwise compromise the Credit Facility Payoff;

b)
incur or guarantee any indebtedness in any single transaction or series of related transactions or provide the advancement of funds or guarantees to third parties, other than such transactions that would be reasonably de minimis in value to the outstanding principal under either Credit Facility as the Operating Committee may determine;

c)
make any material change in or to the nature, strategy or operations of the business conducted by the Company and its Subsidiaries (if any) taken as a whole;

d)
amend, change, modify or repeal any provision of the Operating Agreement or any provision of the organizational or constituent documents of the Company or any of the Company’ Subsidiaries;

e)
enter into or ratify any arrangements for the collection of proceeds from a judgment rendered or obtained in respect of any Claim;

f)
enter into any negotiations or discussions with respect to, or any amendment, modification or changes to, any HC Agreement, other than as permitted under the Credit Facilities;

g)
accelerate or compromise any payment in respect of, the Threshold Amount (as defined in the HC Side Agreement), other than as permitted under the Credit Facilities;

h)
transfer or dissolve any Collection Account or Operating Account (as defined in the Credit Facilities) of the Company or in any manner alter any arrangement in respect of the payments directed in such Collection Account or Operating Account;

i)
alter any arrangement for the allocation or disbursement of proceeds or recoveries in any Collection Account or Operating Account;

j)
amend, revise or otherwise make changes to the Legal Services Agreement;

k)
issue, sell, acquire, redeem or repurchase any Membership Interest or equity interest (or option, warrant, conversion or similar right with respect to any equity interest, including any non-voting interest) in or of the Company or any of its Subsidiaries;

l)
permit, grant or otherwise allow any security interest or assignment in favour of a holder of any indebtedness or equity in the Membership Interests of the Company or any of its Subsidiaries

(other than liens for the benefit of the lenders under the Credit Facilities pursuant to the terms thereof);

m)
enter into, effect, permit or adopt (A) any plan relating to any merger, consolidation, conversion, business combination, dissolution, liquidation, winding up or reorganization of the Company or any of its Subsidiaries, or (B) any transaction or series of related transactions that would result in a Change of Control (as defined in the New Money Loan Agreement);

n)
(A) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of its Subsidiaries or (B) purchase, sell, lease, exchange or otherwise dispose of or acquire any Membership Interest securities, property or other claims or assets, in any transaction or series of related transactions;

o)
any changes, amendments, modifications to this Agreement other than as required by the Credit Facilities;

p)
enter into any agreement for recovery services or make changes to the recovery servicers or their contracts, delegations of the operating committee, or the budget for any recovery actions including for the recovery servicers;

q)
take any of the foregoing actions in respect of the Claims Vehicle or permit or allow the Claims Vehicle form taking any of the foregoing actions without the consent of the Operating Committee; or

r)
make any changes, amendments or modifications to the Agreed Settlement Principles.

Upon the occurrence of any Event of Default set forth in Section 2(a), the following matters shall require a majority vote of the Operating Committee (collectively, the “Specified Governance”):

a)
issue, sell acquire, redeem or repurchase any Membership Interest or equity interest (or option, warrant, conversion or similar right with respect to any equity interest, including any non-voting interest) in or of the Company or any of its Subsidiaries;

b)
enter into, effect, permit or adopt any plan relating to (A) any merger, consolidation, conversion, business combination, dissolution, liquidation, winding up or reorganization of the Company or any of its Subsidiaries or (B) any filing for bankruptcy or consent to any involuntary filing for bankruptcy or making of any assignment for the benefit of creditors of the Company or any of its Subsidiaries, or (C) any transaction or series of related transactions that would result in a Change of Control (as defined in the New Money Loan Agreement);

c)
(A) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of its Subsidiaries or (B) purchase, sell, lease, exchange or otherwise dispose of or acquire any Membership Interest securities, property or other claims or assets of the Company or any of its Subsidiaries, in any transaction or series of related transactions; or

d)
enter into any settlement or other compromise of the Claims and apply the Agreed Settlement Principles below; provided that i) MSP and Hazel agree to both support any Conforming Settlement as set out in Schedule B, and ii) Hazel further has a right, in its sole discretion, to a) approve any settlement or compromise of the Claims to the extent failure to agree to such settlement or compromise would be reasonably expected to impair or otherwise compromise the Credit Facility Payoff, provided that Hazel's such discretion shall be made in Hazel’s reasonable commercial judgment, taking into account Hazel’s assessment of recoverable value, the risks of future litigation and failure to achieve settlements or b) deny any settlement or compromise of the Claims to the extent such settlement or compromise would be reasonably expected to impair or otherwise compromise the Credit Facility Payoff..

Notwithstanding anything in this Agreement to the contrary, (i) any filing for bankruptcy or consent to any involuntary filing for bankruptcy or making of any assignment for the benefit of creditors of the Company or its Subsidiaries (A) prior to an Event of Default set forth in Section 2(a), shall require the consent of MSP and the Independent Representative and (B) after an Event of Default set forth in Section 2(a), shall require majority approval of the Operating Committee, (ii) nothing herein shall restrict Hazel from sharing any information provided hereunder with the “Administrative Agent” or “Servicer” and any “Lender” under the Credit Facilities and (iii) any sole discretion right of any member of the Operating Committee is deemed to be exercised on behalf of the Operating Committee.

Schedule B

Agreed Settlement Principles

1)
MSP and Hazel agree to follow the settlement process as currently in place in respect of the pending settlement discussions with respect to Claims for which Allstate Corporation or its affiliates is the Responsible Party (as such term is defined in the New Money Loan Agreement), including in respect of similar engagement in data matching, adjustment of other claims on a sampled basis and other extrapolations.

2)
The Operating Committee shall approve any settlement or other compromise offer or acceptance of a settlement or other compromise offer, other than as delegated to the Lead Counsel for any settlement for an amount below $50,000.

3)
The Operating Committee has sole authority to decide, by majority vote, to request the services of a mediator to facilitate settlement discussions.

4)
MSP and Hazel agree to support any settlement in respect of Claims which meets the minimum parameters as set out below (each a “Conforming Settlement”), and shall give MSP Recovery Law Firm a minimum of three (3) business days’ notice of such settlement to allow MSP Recovery Law Firm to comply with the terms of Section 5.16 of the 2022 Credit Agreement. If MSP or Hazel objects to proceeding with a Conforming Settlement, then the other non-objecting Party may move forward with such Conforming Settlement.

a)
Payment of all Claims (sampled, and as reasonably extrapolated) as agreed between the defendants and Claims Vehicle in respect of member match and medically related claim lines (“Agreed Recoverable Claims”) consistent with the following parameters:

i)
set of Agreed Recoverable Claims to be approved by the Operating Committee following review; provided that in the event of a dispute between the Operating Committee representatives appointed by each of Hazel and MSP, the dispute shall be resolved in good faith by determination of the Independent Representative;

ii)
if a defendant in a Claims litigation defends on the basis of a policy limit, a discount of 50% of the benefit to defendant in respect of policy limits for any settlement within 30 days is acceptable;

iii)
Agreed Recoverable Claims to have a statute of limitations of 4 years from date of the underlying claim settlement;

iv)
interest rate for past-due Agreed Recoverable Claims of no less than 4%; and

v)
monetary benefit to defendant in respect of prior subrogation settlements made between HC or any of their contractors.

b)
Any settlement or other compromise offer or acceptance of an offer in respect of a Claim shall be at least 2.11 times the unadjusted Claims Paid Value (as defined in the New Money Loan Agreement) of the Agreed Recoverable Claims (“Minimum Settlement Target”); provided that:

(1)
For the initial 15% of defendants (as measured by estimated market share), the Company shall agree to support an early settlement or other compromise discount of up to 55% in respect of the Minimum Settlement Target;

(2)
For the next 20% of defendants (as measured by estimated market share), the Company shall agree to support an early settlement or other compromise discount of up to 40% in respect of the Minimum Settlement Target; and

(3)
In case of an adverse decision in respect of any of the above criteria, or on the issues of ‘paid versus billed’, the Company shall agree that the Minimum Settlement Target shall be adjusted to reflect such judgments.

c)
All incremental costs (as agreed by the Parties) incurred by the Company with respect to the establishment and function of the Operating Committee pursuant to this Agreement shall be borne by Hazel, with no expense to MSP.

Milestones: For the administration of the Claims including the New Money Loan Agreement, the Parties agree as follows:

1)
“First Milestone” means the occurrence (and not collection), by April 30, 2023 (or such earlier time as the milestone can no longer be reasonably expected to be met), of a binding written settlement offer in respect of the Claims, reasonably expected for the Company to be able to accept in its sole discretion and without undue conditions, (“Settlement Offer”), by Allstate Insurance Company (“Allstate”) (excluding other group companies) of no less than $100 million in cash ; or in the alternative, similar Settlement Offers in aggregate from other assignors with a similar market share to a similar aggregate amount). The market share is determined based on the data by state published by the National Association of Insurance Commissioners (NAIC).

2)
“Second Milestone” means i) the occurrence (and not collection), by June 20, 2023 (or such earlier time as the milestone can no longer be reasonably expected to be met), of a binding written settlement offer in respect of the Claims, reasonably expected for the Company to be able to accept in its sole discretion and without undue conditions, ("Settlement Offer"), by Allstate Insurance Company ("Allstate") (excluding other group companies) of no less than $250 million in cash; or in the alternative, similar Settlement Offers in aggregate from other assignors with a similar market share to a similar aggregate amount), and ii) such Settlement Offer to have been declined by the Company, with agreement by Hazel. The market share is determined based on the data by state published by the National Association of Insurance Commissioners (NAIC).

Schedule C

Independent Member of the Operating Committee: Nader Tavakoli; EagleRock Capital Management